Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Ocean Power Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c)	6,000,000	(1)	$0.46	(2)	$2,760,000	0.00013810	$382
Total Offering Amounts							$2,760,000		$382
Total Fee Offsets									N/A
Net Fee Due									$382

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers hereunder an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of both the Amended & Restated 2015 Omnibus Incentive Plan and the Employment Inducement Incentive Award Plan (the “Plans”).
(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the NYSE American on February 4, 2026, $0.46. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the Plans.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A		N/A						N/A